Exhibit 99.18

677 Washington Boulevard
Stamford, CT 06901
Phone: (203) 719 3000

CONFIRMATION (CALL OPTION)

Date:  December 15, 2014

Name:                          Marlene M Ricketts 1994 Dynasty Trust

Address:                        PO Box 4099
155 E. Pearl Street, Suite 200
Jackson, WY 83001

We have acted as agent for you and for UBS AG, London Branch, in connection with the transaction(s) set forth in the underlying confirmations enclosed herewith. We have charged UBS AG, London Branch, a commission for our services. Details of the amount of such commission will be furnished to you upon your written request.
Please check the underlying confirmations carefully and immediately upon receipt so that errors and discrepancies can be promptly identified and rectified. If the enclosed confirmations correctly set forth the terms of the transaction(s), please execute each confirmation and promptly return by facsimile.
Please return to Fax no. (212) 821 2407
Attn. Strategic Equity Solutions
***Please return entire confirmation***
If there are any errors or discrepancies, these should be communicated immediately to us and in any event no later than three business days after receipt of this letter.

Yours faithfully,
UBS Securities, LLC
By:                                                                                                    By:
Name:                                                                                               Name:
Title:                                                                                                  Title:

UBS AG
100 Liverpool Street
London EC2M 2RH
Documentation: Tel: +44 207 568 0673
Fax: +44 207 568 9895/ 9896

Date:       December 15, 2014

To:            Marlene M Ricketts 1994 Dynasty Trust ("Party B")
PO Box 4099
155 E. Pearl Street, Suite 200
Jackson, WY 83001

From:         UBS AG London Branch ("Party A"),
as Transacting Branch

Re:                Equity Option Confirmation

The purpose of this writing is to confirm the terms and conditions of the call option transaction (the "Transaction") entered into between us on the Trade Date specified below.
This Confirmation constitutes a "Confirmation" under, and supplements, forms part of, and is subject to, the Master Agreement for Equity Options dated as of the date specified below, as may be amended and supplemented from time to time, between you and UBS AG (the "Master Agreement"). All provisions contained in the Master Agreement govern this Confirmation except as expressly modified below. This Confirmation is further subject to the Pledge and Security Agreement dated as of the date specified below among you, the Option Office (as defined in the Pledge Agreement), UBS AG London Branch, and certain others (the "Pledge Agreement"). Capitalized terms used but not defined herein shall have the meanings they are given in the Master Agreement or the Pledge Agreement, as the context requires, if defined therein.
Master Agreement Date:	December 15, 2014
Pledge Agreement Date:	December 15, 2014
Trade Date:	December 15, 2014
The terms of the Transaction to which this Confirmation relates are as follows:
Buyer:	UBS AG London Branch.
Seller:	Marlene M Ricketts 1994 Dynasty Trust.
Option Type:	Call.
Option Style:	European.
Underlying Shares:	Shares of common stock issued by TD Ameritrade Holding Corporation (the "Company").
Number of Underlying Shares:	3,000,000
Strike Price:	$36.2518
Premium:	$1.2600 per share ($3,780,000.00 in total).
Premium Payment Date:	3 Business Days after the Trade Date
Exchange:	The primary national securities market or automated quotation system on which the Underlying Shares are admitted for trading or qualified.
Related Exchange:	The primary exchange on which options or futures on the Shares are traded.
Calculation Agent:	Party A, whose calculations shall be binding absent manifest error.
Clearance System:	The Depository Trust Company, or any successor to or transferee of such clearance system.
Procedure for Exercise
Expiration Date:	June 25, 2015, or, if that day is not an Exchange Business Day, the first following day that is an Exchange Business Day.
Expiration Time:	At the close of trading on the Exchange (without regard to any extended or after- hours trading sessions)
Automatic Exercise:	Applicable
Telephone or facsimile
number for purposes
of giving notice:

Party A:	Telephone: (212) 713-3638
Fax:	(212) 821-2407

Party B:	Telephone: (303) 962-0083
Fax:	(303) 865-5962

Settlement Terms
Settlement:	Physical Settlement shall apply. Seller agrees to deliver to Buyer on the Settlement Date a number of Shares equal to the Number of Underlying Shares plus any amounts that Buyer is obligated to pay as a result of physically settling a derivative contract pursuant to Section 31 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").
Reference Price:	The closing price of the Underlying Shares as reported by the Exchange at the Expiration Time on the Expiration Date as determined by the Calculation Agent.
Account Details
Account for payments
to Party A:	A/C NO 101-WA-140007-000
With UBS AG, in Stamford
ABA NO 026-007-993

Account for payments
to Party B:	UBS AG
ABA: 026007993
UBS Financial Services
A/C # 101-WA-258641-000
F/C Marlene M Ricketts 1994 Dynasty Trust
A/C Y4-15980

Security Provisions
Security Agreement:	The Transaction shall be subject to the Pledge and Security Agreement, pursuant to which Party B is required to deliver the Required Collateral and pursuant to which UBS AG, Stamford Branch acts as Collateral Agent.

Required Collateral:	3,000,000 Underlying Shares
Dividends and Adjustments
Dividend Adjustment:	In the event that an Extraordinary Dividend is declared, and notwithstanding anything in the Master Agreement to the contrary, the Calculation Agent shall adjust the terms of this Transaction in accordance with the provisions of Section 13 of the Master Agreement.
Ordinary Dividend:	Any ordinary cash dividend on the Shares paid in a calendar quarter up to and including the Dividend Cap Amount.
Dividend Cap Amount:	$0.15 per share per calendar quarter Extraordinary Dividend:Any dividend or distribution on the Underlying Shares excluding any Ordinary Dividend, as determined by the Calculation Agent. For the avoidance of doubt, the amount of any Ordinary Dividend that exceeds the Dividend Cap Amount shall be considered an Extraordinary Dividend.
Special Provisions
1. Hedge Transactions:	In connection with establishing its hedge with respect to the Transaction, Party A may execute one or more transactions with UBS Securities LLC.
2. Related Compensation:	In connection with the Transaction, Party A has paid a commission to UBS Financial Services.
3. Additional Termination Events:	The occurrence of either a Hedging Disruption Event or an Excess Borrow Cost Event shall constitute an Event of Default with respect to the portion of the Transaction affected by the Hedging Disruption Event or the Excess Borrow Cost Event, and the amount(s) payable, if any, by one or the other party will be determined by the Calculation Agent as if Counterparty is the Defaulting Party.
WHERE:
"Hedging Disruption Event" shall mean events or circumstances occurring any time following the Trade Date hereof, which are beyond the control of Party A and that have resulted in Party A's inability to, after using commercially reasonable efforts, (1) successfully borrow the Shares, (2) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the equity price risk of entering into and performing its obligations with respect to the relevant Transaction, or (3) realize, recover or remit the proceeds of any such transaction(s) or asset(s).
"Excess Borrow Cost Event" shall mean events or circumstances occurring any time after the Trade Date which are beyond the control of Party A and that have resulted in Party A's inability to, after using commercially reasonable efforts, maintain a borrow of Shares (up to a number equal to the Number of Shares) on terms that require Party A to pay borrow costs in an amount less than or equal to the Fixed Borrow Cost.
"Excess Borrow Costs" for any day equals the amount per Share by which UBS's direct or indirect average cost of borrowing the Shares for such day exceeds the Fixed Borrow Cost.
"Fixed Borrow Cost" means 40 basis points.
4. Role of Agent:	UBS Securities LLC shall act as agent (the "Agent") for Party A and Party B within the meaning of Rule 15a-6 under the Exchange Act in connection with this Transaction. Each party agrees and acknowledges that (i) the Agent acts solely as agent on a disclosed basis with respect to the transactions contemplated hereunder, and (ii) the Agent has no obligation, by guaranty, endorsement or otherwise, with respect to the obligations of either Party A or Party B hereunder. In this regard, each of Party A and Party B acknowledges and agrees to look solely to the other for performance hereunder, and not to the Agent. Party A is not a member of the Securities Investor Protection Corporation (SIPC).
5.	Transactions Involving
Shares:	To hedge its exposure to the Shares under this Agreement, Buyer or an affiliate thereof may from time to time effect purchases, long sales or short sales of Shares or options or other derivatives in respect thereof (or combinations of such transactions). All such hedging transactions shall be effected by Buyer or any of its affiliates solely for their benefit and Seller shall not have any financial interest in, or any right to direct the timing or amount of, any such transactions.
6.  Additional Representations,
Warranties and Agreements:	(i) Seller does not know or have any reason to believe that the Company has not complied with the reporting requirements contained in Rule 144(c)(1) under the Securities Act of 1933, as amended (the "Securities Act").
(ii)  Delivery of Shares (or security entitlements in respect thereof) by Seller pursuant to this Agreement will pass to Buyer title to such Shares (or security entitlements) free and clear of any Liens, except for those created pursuant to the Pledge Agreement.
(iii)  Seller will comply with all applicable reporting requirements under US law, including, without limitation, Sections 13 and 16 of the Exchange Act. Seller is not aware of any material non-public information with respect to the Shares that, under any applicable securities laws, it would have to disclose before effecting a purchase or sale of the Shares.
(iv)  Seller acknowledges and agrees that Buyer and its affiliates may engage in proprietary trading for their own accounts and the accounts of their affiliates in the Shares or in securities that are convertible, exercisable or exchangeable into or for Shares (including such trading as Buyer or its affiliates deem appropriate in their sole discretion to hedge its or their market risk in any transaction whether between Buyer and Seller or with other third parties) and that such trading may affect the value of the Shares.
(v)  Seller has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy Shares in anticipation of or in connection with any short sales of Shares which Buyer or an affiliate of Buyer effects, for the account of Buyer, in establishing Buyer's initial short position.
(vi)  Except as provided herein, Seller has not made, will not make, and has not arranged for, any payment to any person in connection with the short sales of Shares which buyer or an affiliate of Buyer effects, for the account of Buyer, in establishing Buyer's initial short position.
On the date hereof, Seller shall file, or shall cause to be filed, in the manner contemplated by Rule 144 under the Securities Act, a notice on Form 144 relating to the transactions contemplated hereby in form and substance acceptable to Buyer.
Additional Definitions:
Rule 144:	Means Rule 144 under the Securities Act.
Transfer Restriction:	Means, with respect to any share of Shares (or security entitlements in respect thereof) or other item of collateral pledged under the Pledge Agreement, any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such share of Shares (or security entitlements in respect thereof) or other item of collateral or to enforce the provisions thereof or of any document related thereto whether set forth in such item of Collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement of such share of Shares (or security entitlements in respect thereof) or other item of collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any buyer, pledgee, assignee or transferee of such share of Shares (or security entitlements in respect thereof) or other item of collateral, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such share of Shares (or security entitlements in respect thereof) or other item of collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such share of Shares (or security entitlements in respect thereof) or other item of collateral and (iv) any registration or qualification requirement or prospectus delivery requirement for such share of Shares (or security entitlements in respect thereof) or other item of collateral pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising as a result of Rule 144 or Rule 145 under the Securities Act); provided that neither the terms of the Stockholders Agreement dated as of June 22, 2005 to which the Seller is a party nor the required delivery of any assignment, instruction or entitlement order from the seller, pledgor, assignor or transferor of such share of Shares (or security entitlements in respect thereof) or other item of collateral, together with any evidence of the corporate or other authority of such Person, shall constitute a "Transfer Restriction".
Unrestricted Stock:	Means Shares (or security entitlements in respect thereof) that are not subject to any Transfer Restriction in the hands of Seller immediately prior to delivery to Buyer (other than any Transfer Restriction referred to in clause (iv) of the definition of Transfer Restriction arising solely as a result of Seller's status as an affiliate (as such term is defined in Rule 144) of the Company) and would not be subject to any Transfer Restriction in the hands of Buyer upon delivery to Buyer.

Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by executing the copy of this Confirmation and returning it to us by fax at your earliest possible convenience.
Yours faithfully,
UBS AG, London Branch

By:                                                                                                    By:
Name:                                                                                                Name:
Title:                                                                                                  Title:

Accepted and agreed as of the ____ day of _____________, 20___
Marlene M Ricketts 1997 Dynasty Trust

By:                                                                                                    By:
Name:                                                                                                Name:
Title:                                                                                                  Title:

Address:                        PO Box 4099
155 E. Pearl Street, Suite 200
Jackson, WY 83001